Exhibit 10.13

DESTINATION XL GROUP, INC.

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Pursuant to a vote taken of the Directors of Destination XL Group, Inc. at a meeting held on February 2, 2017, the Second Amended and Restated Non-Employee Director Compensation Plan (the “Plan”) dated as of December 8, 2014; amended as of November 5, 2015; and amended as of January 31, 2016 is hereby amended effective February 2, 2017 (the “Third Amendment”).  Capitalized terms used herein and not defined shall have the same meaning herein as in the Plan.

1.	Amendments to Plan.

Section 2.  Definitions of the Plan shall be updated to include the following definition:

(r) “Lead Director” means an independent director whose responsibilities shall include the following and any other responsibilities determined by the Board: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chairman and the independent directors; (iii) reviewing and approving materials to be sent to the Board; (iv) approving the meeting agendas for the Board; (v) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent directors; and (vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.  If the Chairman of the Board is an independent director, then the foregoing responsibilities will be handled by the Chairman.

Subsection (i) of Section 3. Compensation; Irrevocable Election; Valuation of the Plan shall be updated to include the following language:

(i)  to the Lead Director, a fee equal to $4,500.00 per fiscal quarter (paid only to the Participant serving in such position as of the Grant Date in the fiscal quarter for which the fee is payable).